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For further information contact:	Media:
AT EMISPHERE TECHNOLOGIES, INC. Elliot M. Maza, CPA, J.D. Chief Financial Officer 914-785-4703	BMC Communications Dan Budwick Account Supervisor 212-477-9007 ext. 14

Emisphere Technologies, Inc. Announces Fourth Quarter and Year End
Financial Results for 2005

TARRYTOWN, NY, March 14, 2006 -— Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced financial results for the fourth quarter and year ended December 31, 2005. The Company also reviewed highlights of the year, including progress in advancing its product portfolio and a successful result in a contract dispute lawsuit against Eli Lilly and Company (NYSE: LLY).

Fourth Quarter Results
Emisphere reported a net loss of $9.2 million, or $0.41 per diluted share, for the quarter ended December 31, 2005, compared to a net loss of $8.7 million, or $0.47 per share for the quarter ended December 31, 2004.

Total operating expenses were $9.8 million for the 2005 fourth quarter, an increase of $0.9 million, or 10%, compared to the same period last year. Total operating expenses include research and development costs of $5.2 million, an increase of $1.0 million or 25%, compared to last year’s fourth quarter and general and administrative expenses of $3.4 million, a decrease of $0.2 million or 6%, compared to the same period last year. The 25% increase in research and development expenses is primarily due to an increase in clinical trial expenses related to the heparin and insulin programs.

Cash, cash equivalents, restricted cash and investments held as of December 31, 2005 were $9.2 million, a net decrease of $8.3 million from such amounts held on December 31, 2004. Cash, cash equivalents and investments held as of February 28, 2006 were $6.9 million. The Company anticipates that its existing capital resources will not enable it to continue operations past mid-May of 2006, or earlier if unforeseen events or circumstances arise that negatively affect the Company’s liquidity. As a result of these conditions, the audit report prepared by Emisphere’s independent registered public accounting firm relating to its consolidated financial statements for the year ended December 31, 2005 includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. The audit report does not take into account any potential future cash inflows from financing transactions or payments from new or existing partners.

Year End Results
Emisphere reported a net loss of $18.1 million, or $0.81 per share, for the year ended December 31, 2005, compared to a net loss of $37.5 million, or $2.04 per share, for the year ended December 31, 2004. Revenue for 2005 was $3.5 million, compared to $2 million during 2004. The increase was primarily due to reaching a milestone in the Company’s collaboration with Roche.

Total operating expenses were $36 million for the year ended December 31, 2005, an increase of $1.8 million, or 5%, compared to the year ended December 31, 2004. Total operating expenses include research and development costs of $18.9 million, an increase of $1.5 million or 8%, compared to last year, and general and administrative expenses of $13.2 million, an increase of $1.4 million, or 12%, compared to last year. General and administrative expenses include $6.8 million of legal and professional fees including, among other things, $0.9 million related to the Lilly litigation and $1.3 million related to consulting and accounting fees associated with implementing the requirements of section 404 of the Sarbanes-Oxley Act. A significant portion of these fees is not expected to be incurred in 2006.

Weighted average shares outstanding for the year ended December 31, 2005 and December 31, 2004, were 22.3 million and 18.4 million, respectively.

2005 Product Development and Licensing Highlights

Oral Heparin
During the third quarter of 2005, Emisphere completed a multi-arm, cross-over, clinical trial with 16 normal subjects designed to compare heparin delivered by different injection routes to heparin delivered orally. Emisphere conducted this trial to support its contention that heparin, when given orally using the Company’s eligen® technology, is unaltered when compared to heparin delivered by injection. The results from the trial should be available shortly. Once available, Emisphere expects to discuss the data with the U.S. Food and Drug Administration (FDA) to determine if the results can accelerate the Company’s product registration.

In November 2005, Emisphere announced that it received written guidance from the FDA regarding the Company’s planned Phase III trial with oral heparin. The planned trial is designed to determine the safety and efficacy of oral heparin measured against titrated Coumadin® (sodium warfarin) for the prevention of venous thromboembolism (VTE) following elective total hip replacement.

The trial will be a randomized double blind, non-inferiority, multi-center study with the primary endpoint to prevent VTE, which consists of deep vein thrombosis (DVT), objectively confirmed by ultrasound, pulmonary embolism and death. The two arm study will compare 30 days of dosing, three times per day, of two Emisphere oral heparin capsules, to 30 days of dosing, once per day, of oral titrated Coumadin®. The expected enrollment for the trial is approximately 2,100 patients (including an allowance for non-evaluable patients), with 1,050 patients per arm. An independent Data and Safety Monitoring Committee will be charged with periodically reviewing the trial for safety. The Company plans to discuss modifications to the proposed protocol with the FDA based on the results of the cross-over trial that Emisphere completed during the third quarter of 2005 to determine if the results can accelerate the Company’s product registration.

Oral Insulin
In November 2005, Emisphere commenced a Phase II trial in India for the Company’s oral insulin product. The trial is a 90-day, multi-center, double-blind, randomized clinical trial. The four arm study will evaluate the safety and efficacy of low and high doses of oral insulin tablets measured against placebo in 120 subjects with Type 2 Diabetes Mellitus who have inadequate glycemic control with their existing oral antidiabetic monotherapy. The primary efficacy endpoint of the study is related to the change in hemoglobin A1c, the standard for evaluating glucose control in Type II diabetics. The Company also will focus on the safety of oral insulin, specifically incidents of hypoglycemia as well as the occurrence of insulin antibodies.

Oral Salmon Calcitonin
During the third quarter, Novartis Pharma AG (Novartis) and Nordic Bioscience A/S (Nordic Bioscience) informed Emisphere that they had met with the FDA to discuss their Phase III development plan for the oral formulation of salmon calcitonin (CT) for the treatment of osteoporosis using Emisphere’s eligen® technology. Based on the advice provided by the FDA, Nordic Bioscience and Novartis are planning to move forward with Phase III clinical studies.

On December 12, Emisphere announced positive clinical data generated by Drs. Daniel Manicourt and Jean-Pierre Devogelaer from the Department of Rheumatology at the University Hospital St-Luc, Universite Catholique de Louvain, Brussels, Belgium evaluating oral CT supplied by Novartis Pharma AG using Emisphere’s eligen® technology in treating osteoarthritis. Results of this study strongly suggest that CT (enabled by Emisphere’s proprietary eligen® technology licensed to Novartis for the use with calcitonin) exhibits not only clinical efficacy but also markedly reduces the levels of several biochemical markers of joint metabolism, which all have been shown to have a negative prognostic value of the osteoarthritis process in longitudinal studies involving large groups of patients.

Oral Recombinant Human Growth Hormone (rhGH)
Novartis notified Emisphere that it initiated a multidose study in 2006 in growth hormone deficient adults with Novartis’ improved oral formulation of rhGH. Emisphere will be entitled to a $5 million milestone payment upon completion of the study if Novartis elects to continue development under the Option and License Agreement with the Company. Results from the study are expected in April. In addition, Novartis is responsible for all costs related to the development of this product and Emisphere is entitled to receive royalties based on product sales.

Roche Licensing Agreement
Roche continued a clinical study utilizing Emisphere’s eligen® technology in a number of different tablet dosage forms, under Roche’s agreement with the Company to develop new oral formulations of a Roche small molecule compound for the treatment of bone-related diseases. Roche is using the Company’s oral drug delivery technology to evaluate a number of new formulations that may be more convenient for patients than products currently on the market. Roche has completed the dosing portion of the study and is analyzing the relative performance of the various formulations tested in the study.

On February 15, 2006, the Company announced that Roche had initiated a clinical study utilizing Emisphere’s eligen® delivery technology in a formulation for a second product. As a result, Emisphere received an additional milestone payment from Roche.

Eli Lilly and Company Litigation
On January 9, 2006, U.S. Federal District Court Judge David F. Hamilton of the Southern District of Indiana, ruled that Eli Lilly & Co. had breached its contractual obligations with Emisphere and that the Lilly license and collaboration agreements with Emisphere for oral PTH were properly terminated by Emisphere as of August 23, 2004. Judge Hamilton ruled in Emisphere’s favor, finding that “Lilly did not act in good faith and did not deal fairly with Emisphere. The breach of trust went to the root of the parties’ agreement, and it is serious enough to support termination of the contracts.”

The decision allows Emisphere to license the technology for oral PTH to Novartis. While the litigation with Lilly was pending, Emisphere had entered into a contingent license option agreement with Novartis in the event that the court permitted Emisphere to terminate the Lilly license, permitting Novartis to use Emisphere’s eligen® technology with PTH as a treatment for osteoporosis In addition, Emisphere will work with counsel to pursue all remedies against Lilly, including monetary damages, for Lilly’s actions, which the Company believes have caused direct and consequential damages to Emisphere.

$15 Million Financing With Largest Shareholder

In September, Emisphere raised $15 million through a senior secured term loan financing with funds managed by MHR Fund Management LLC (“MHR”). The Loan Agreement required Emisphere to hold a special stockholder meeting for the purpose of obtaining stockholder approval of (i) the exchange of the loan for an 11% senior secured convertible note (the “Convertible Note”) with substantially the same terms as the Loan Agreement, and (ii) the amendment and restatement of Emisphere’s Restated Certificate of Incorporation. On December 8, 2005, Emisphere filed a definitive proxy statement with the Securities and Exchange Commission relating to this special meeting of the Company’s stockholders. On January 17, 2006, the special meeting of stockholders was held and both proposals were approved by the Company’s stockholders. The $6.9 million cash balance as of February 28, 2006 includes the proceeds of the MHR financing.

“We are excited to be entering 2006 with two products set to begin pivotal Phase III trials — our oral salmon calcitonin product that is partnered with Novartis for two indications and our oral heparin product,” said Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere. “We expect to receive the results from our heparin cross over study early in the second quarter and later this year, we will announce results from our Phase II oral insulin trial in India. We continue to advance our licensing agreement with Roche to identify oral compounds for bone-related diseases. The strong clinical activity reflects the broad applicability of our eligen® technology platform.

“We are very pleased with the findings of Judge Hamilton, backing our claim that Lilly breached its contract with Emisphere. We expect to ask the Federal Court in the Southern District of Indiana to order Lilly to pay substantial penalties related to this case. Finally we are eager to work with our partner Novartis to advance development of oral PTH,” Goldberg concluded.

Conference Call Information

Emisphere will hold a conference call to discuss its 2005 fourth quarter and year end financial results today March 14, 2006 at 11:00 a.m. EST. A replay of the teleconference will be accessible approximately two hours following the end of the call and will be archived through March 21, 2006.

The live conference call dial-in number is: 1-888-695-7895 (U.S./Canada)

1-706-679-3799 (International)

The live conference call ID number is: 6454497

To access a replay of the call: 1-800-642-1687 (U.S./Canada)

1-706-645-9291 (International)

Conference ID / Pin: 6454497

Emisphere will simultaneously be webcasting this teleconference. To access the live broadcast in listen-only mode or the subsequently archived recording please go to the investor relations portion of the Company’s website at http://www.emisphere.com/ir.asp.

Please visit the site at least five minutes prior to start time for instructions.

About the eligen® technology
Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as Emisphere delivery agents, or “carriers.” These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. The Emisphere® delivery agents have no known pharmacological activity themselves. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity. Emisphere is pursuing shortened registration timelines for currently marketed drug products whose absorption following oral administration is improved using the eligen® technology through supplemental New Drug Applications or 505(b)(2) filings with the US FDA. Successful achievement of these regulatory strategies may not require large-scale studies to support product registration.

About Emisphere Technologies, Inc.
Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005, as amended by Form 10-K/A filed on March 29, 2005.

EMISPHERE TECHNOLOGIES, INC.
Selected Financial Information
For the three and twelve months ended December 31, 2005 and 2004
(in thousands, except share and per share data)

Condensed Statements of Operations

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Revenue	$155	$1,773	$3,540	$1,953

Costs and expenses:
Research and development	5,225	4,181	18,915	17,462
General and administrative expenses	3,426	3,635	13,165	11,766
Loss/(gain) on sale and impairment of fixed assets	139	—	(397)	—
Depreciation and amortization	1,051	1,148	4,312	4,941

Total costs and expenses	9,841	8,964	35,995	34,169

Operating loss	(9,686)	(7,191)	(32,455)	(32,216)

Other income and (expense):
Gain on extinguishment of note payable.	-	—	14,663	—
Investment and other income	203	178	526	846
Interest expense	(567)	(1,557)	(1,141)	(6,016)
Change in fair value of derivative instruments	894	(136)	(624)	(136)
Gain on sale of investments	-	—	980	—

Total other income and (expense).	530	(1,515)	14,404	(5,306)
Net loss	$(9,156)	$(8,706)	$(18,051)	$(37,522)

Net loss per share, basic	$(0.39)	$(0.47)	$(0.81)	$(2.04)

Net loss per share, diluted	$(0.41)	$(0.47)	$(0.81)	$(2.04)

Weighted average shares outstanding, basic	23,363,391	18,536,950	22,300,646	18,411,240

Weighted average shares outstanding, diluted......	23,597,107	18,536,950	22,311,881	18,411,240

Condensed Balance Sheets
	December 31,	December 31,
	2005	2004
	(unaudited)
Assets:
Cash, cash equivalents, restricted cash and investments	$9,218	$17,550
Accounts receivable	71	120
Prepaid expenses and other current assets	951	2,516

Total current assets	10,240	20,186
Equipment and leasehold improvements, net	5,899	10,007
Land, building and equipment held for sale, net	—	3,589
Purchased technology, net	2,034	2,273
Other assets	815	237

Total assets	$18,988	$36,292

Liabilities and stockholders’ deficit:
Current liabilities	$10,762	$7,328
Notes payable	22,857	39,332
Other long-term liabilities	264	906
Stockholders’ deficit	(14,895)	(11,274)

Total liabilities and stockholders’ deficit	$18,988	$36,292

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